CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 24, 2009, accompanying the financial statements of The Dow 30 Index & Treasury Trust, Series 9 (included in Van Kampen Focus Portfolios, Series 151) as of April 30, 2009, and for of the three years in the period then ended and the financial highlights for each of the five years in the period ended April 30, 2009, contained in this Post-Effective Amendment No. 10 to Form S-6 (File No. 333-76247) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
August 24, 2009